Exhibit 10.16(a)

Form of Amendment to Executive Offer Letters

Effective June [—], 2011, the section of the offer letter entered into between you and Dunkin’ Brands, Inc. entitled “Severance” shall be amended and restated in its entirety as follows:

Severance

In the event of a termination of your employment by the Company for a reason other than “cause”, you will be eligible for severance equal to twelve (12) months of your then-current base salary, subject to the conditions described herein. “Cause” means fraud; material neglect (other than as a result of illness or disability) of your duties to the Company; conduct that is not in the best interest of, or injurious to, the Company; acts of dishonesty in connection with the performance of your duties; or conviction of a felony or crime involving falsehood or moral turpitude.

Your severance will be paid in the same manner and at the same time as the Company’s regular payroll. Your entitlement to any severance is expressly conditioned on your signing and delivering to the Company a full release of claims in a form satisfactory to the Company as to which all applicable rights of revocation, as determined by the Company, have expired prior to the sixtieth (60th) day following the date your employment terminates (or, if earlier, prior to the date specified in such release). Any amount conditioned upon such release requirement that would otherwise have been payable prior to such sixtieth (60th) day will, if such release requirement is satisfied, be paid on such sixtieth (60th) day to the extent such amount constitutes deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Company in its sole discretion. Any other amount conditioned upon, and that otherwise would have been payable prior to satisfaction of, such release requirement will be paid upon the first scheduled payroll date following the date such release is executed and no longer subject to revocation.

If your employment is terminated by the Company for a reason other than “cause” (as defined above) and you are eligible for and elect to continue health and/or dental coverage under COBRA, your monthly COBRA premium for the first three (3) months following the date your employment terminates will equal the amount of the monthly employee contribution corresponding to the level of health and/or dental coverage in effect immediately prior to the date your employment terminates. To receive such Company-subsidized premiums, you must pay the applicable employee contribution on a monthly basis in the manner specified in the COBRA notice. The Company may satisfy its obligations under this paragraph by either paying the Company’s portion of the monthly COBRA premiums directly to the applicable insurer or, in its discretion, by paying you a monthly cash amount equal to the Company’s portion of the monthly COBRA premiums, in each case, for each month within such three-month period. At the end of such three-month period, you will be required to pay on a monthly basis the entire COBRA premium for the remainder of the COBRA continuation coverage period, if you are eligible for and elect to continue COBRA.

If your employment is terminated by the Company for a reason other than “cause” (as defined above), you may use certain services of an outplacement firm of the Company’s selection for a period of six (6) months following the date your employment terminates. The Company, in its sole discretion, may elect to continue to provide you with outplacement services for an additional six (6) months.

All references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h) after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a “service recipient” with the Company under Treas. Reg. Section 1.409A-1(h)(3).

Notwithstanding the foregoing, if at the time of your termination of employment you are a “specified employee”, any and all amounts payable in connection with such termination that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such termination of employment, shall instead be paid on the date that follows the date of such termination of employment by six (6) months and one day. A “specified employee” means an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Treas. Reg. Section 1.409A-1(i) for purposes of determining “specified employee” status. Any such written election shall be deemed part of this offer letter.

All payments and benefits hereunder are subject to applicable tax and other legally required withholdings. Payments and benefits hereunder are intended to comply with the requirements of Section 409A or the requirements for exemption from Section 409A, and shall be construed and administered accordingly; provided, that in no event shall the Company be liable by reason of any failure of any such payment or benefit to comply with Section 409A or the requirements for an exemption from Section 409A.

DUNKIN’ BRANDS, INC.	EXECUTIVE

By:
Name:
Title: